Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 30, 2014 in the Registration Statement on Form S-1 (File No. 333-_________) of VG Life Sciences Inc., with respect to the consolidated financial statements for the years ended December 31, 2013 and 2012 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KWCO, PC

KWCO, PC

Odessa, Texas

November 25, 2014